PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

                                         12 Months
                                            Ending                    Year Ended December 31,
                                    March 31, 2002         2001         2000         1999        1998         1997
--------------------------------------------------- ----------- ------------ ------------ ----------- ------------
EARNINGS AVAILABLE FOR
 FIXED CHARGES
  Pre-tax income:
    Income from continuing
      operations per statement
      of income                            $57,202    $119,130     $193,831     $185,567    $169,612     $125,698
    Federal income taxes                    40,916      75,683      128,973      109,164     105,814       44,916
    Federal income taxes charged
      to other income - net                  5,793       4,590        1,411        2,909       3,986       14,807
    Capitalized interest                   (1,100)        (883)      (1,264)      (3,692)      (1,782)       (360)
    Undistributed (earnings) or
      losses of less-than-
      fifty-percent-owned
      entities                                  --          --           --           --           --        (608)
--------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Total                                     $102,811    $198,520     $322,951     $293,948    $277,630     $184,453
--------------------------------------------------- ----------- ------------ ------------ ----------- ------------

  Fixed charges:
    Interest expense                      $193,572    $190,849     $184,405     $160,966    $146,248     $123,543
    Other interest                           1,100         883        1,264        3,692       1,782          360
    Portion of rentals
      representative of the
      interest factor                        4,943       5,633        5,002        4,575       2,878        3,143
--------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Total                                     $199,615    $197,365     $190,671     $169,233    $150,908     $127,046
--------------------------------------------------- ----------- ------------ ------------ ----------- ------------

  Earnings available for
    combined fixed charges                $302,426    $395,885     $513,622     $463,181    $428,538     $311,499
RATIO OF EARNINGS TO
  FIXED CHARGES                              1.52x       2.01x        2.69x        2.74x       2.84x        2.45x

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

                                              12 Months
                                                 Ending                     Year Ended December 31,
                                        March 31, 2002          2001         2000        1999         1998         1997
------------------------------------------------------- ------------ ------------ ----------- ------------ ------------
EARNINGS AVAILABLE FOR COMBINED
 FIXED CHARGES AND PREFERRED
 DIVIDEND REQUIREMENTS

  Pretax income:
    Income from continuing
      operations per statement
      of income                               $57,202      $119,130     $193,831    $185,567     $169,612     $125,698
    Federal income taxes                       40,916        75,683      128,973     109,164      105,814       44,916
    Federal income taxes charged
      to other income - net                     5,793         4,590        1,411       2,909        3,986       14,807
------------------------------------------------------ ------------- ------------ ----------- ------------ ------------
Subtotal                                      103,911       199,403      324,215     297,640      279,412      185,421
  Capitalized interest                        (1,100)         (883)       (1,264)     (3,692)      (1,782)        (360)
  Undistributed (earnings) or
    losses of less-than-fifty-
    percent-owned entities                         --            --           --          --           --         (608)
------------------------------------------------------ ------------- ------------ ----------- ------------ ------------
Total                                        $102,811      $198,520     $322,951    $293,948     $277,630     $184,453
------------------------------------------------------ ------------- ------------ ----------- ------------ ------------

  Fixed charges:
    Interest expense                         $193,572      $190,849     $184,405    $160,966     $146,248     $123,543
    Other interest                              1,100           883        1,264       3,692        1,782          360
    Portion of rentals
      representative of the
      interest factor                           4,943         5,633        5,002       4,575        2,878        3,143
------------------------------------------------------ ------------- ------------ ----------- ------------ ------------
Total                                        $199,615      $197,365     $190,671    $169,233     $150,908     $127,046
------------------------------------------------------ ------------- ------------ ----------- ------------ ------------

Earnings available for
  combined fixed charges
  and preferred dividend
  requirements                               $302,426      $395,885     $513,622    $463,181     $428,538     $311,499

DIVIDEND REQUIREMENT:
  Fixed charges above                        $199,615      $197,365     $190,671    $169,233     $150,908     $127,046
  Preferred dividend
    requirements below                         15,018        14,082       15,044      17,747       21,421       26,266
------------------------------------------------------ ------------- ------------ ----------- ------------ ------------
Total                                        $214,633      $211,447     $205,715    $186,980     $172,329     $153,312
------------------------------------------------------ ------------- ------------ ----------- ------------ ------------

                                             12 Months
                                                Ending                     Year Ended December 31,
                                        March 31, 2002         2001         2000         1999        1998         1997
------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  DIVIDEND REQUIREMENTS                          1.41x       1.87x        2.50x        2.48x       2.49x        2.03x

COMPUTATION OF PREFERRED
  DIVIDEND REQUIREMENTS:
  (a) Pre-tax income                          $103,911    $199,403     $324,215     $297,640    $279,412     $185,421
  (b) Income from continuing
        operations                             $57,202    $119,130     $193,831     $185,567    $169,612     $125,698
  (c) Ratio of (a) to (b)                       1.8166      1.6738       1.6727       1.6039      1.6474       1.4751
  (d) Preferred dividends                       $8,267      $8,413      $ 8,994     $ 11,065    $ 13,003     $ 17,806
  Preferred dividend
    requirements
      [(d) multiplied by (c)]                  $15,018     $14,082     $ 15,044     $ 17,747    $ 21,421     $ 26,266